Cohen & Co®

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 001-40369) on Form 10-K of Dynamic Short Short-Term Volatility Futures ETF, a series of Dynamic Shares Trust (the "Fund"), of our report dated March 31, 2023, with respect to the statement of financial condition of Dynamic Short Short-Term Volatility Futures ETF, including our schedule of investments, as of December 31, 2022, and the related statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively, the "financial statements"), which report appears in the December 31, 2022 annual report on Form 10-K of Dynamic Shares Trust.

Cohen & Company, Ltd.

Cohen & Company, Ltd
Philadelphia, Pennsylvania
March 31, 2023